Exhibit 10.41
Land Lease Agreement
(Translation)

Party A: West LvBiao Village of LvBiao Town, Zhucheng city
Party B: Zhucheng City Ziyang Ceramic Company, Ltd.

WHEREAS, Party B needs to lease one lot of land from Party A for expansion of interior wall tile production line. After thorough consultations, both parties have entered the lease agreement as follows.

I. Land Area

The land boundaries are subject to the Land Planning Map provided by Zhucheng City Land Planning and Design Institute. The lot area has 146.23 Mu (approximately 24 acres).

II.  Lease Term

The lease term is 30 years from May 1st, 2012 to April 30, 2042.

III. Rent and Payment Method

Taking reference from the land contract rate charged by Party A, the rent is RMB220,000 for each Mu and adds up to RMB 32,170,600 in total for this lease.
Party B is not obliged to make additional compensation for young crops and other facilities currently located on this lot of land.
Total amount of the rent: RMB32,170,600
Party B shall pay the full amount by May 10, 2012.

IV. Mutual Rights and Obligations

1. Party A shall remove the young crops and other facilities on the land within 10 days after this agreement is signed and the payment is collected.
2. Party B shall not conduct excavation or any other predatory operations
3. Party B shall provide convenience to Party B for passage, drainage and etc.
4. Party B shall follow the overall planning of governing authorities to determine the specifications and style of contemplated constructions. Party B shall bear all the related expenses.
5. In the event that the land is subject to requisition by the state, Party B shall unconditionally surrender the land, and Party B is entitled to the compensation for the facilities on the land, the use right of the land for the rest of the term, and relocation allowance.
6. After this Agreement is signed, the Agreement shall not be changed or terminated as result of possible change of legal representative of either party.
7. In the event that this Agreement can’t be executed due to force majeure, the parties may negotiate to change or terminate the Agreement.
8. During the term of the lease, Party A shall not request additional fee from Party B for any reason or excuse.
9. During the term of the lease, with the approval of competent authorities, Party B may apply for land rights documents regarding this lot. Party A shall allow and support Party B in the application for the land rights documents that apply to the time period specified by the lease term.

V. Breach of Contract

1. After this Agreement is signed, if the Agreement is terminated by either party without reasonable cause, the breaching party shall pay RMB1,000,000 to the counter party as penalty.
2. If Party B conducts excavation or any other predatory operation, Party A has the rights to terminate the Agreement and collect the penalty RMB1,000,000 from Party B. In addition, Party B shall also compensate Party A for actual loss incurred and restore land to the original state.
3. If Party A is unable to deliver the land within the specified time frame, Party B has the rights to terminate this Agreement and collect the penalty RMB 1,000,000 from Party A. The facilities on the land shall belong to Party B.
4. If Party B doesn’t follow the overall planning of governing authorities for the specifications and style of constructions, Party B is fully responsible for all related consequences. Party A is exempt from any loss related.

VI. Any matters not addressed in this Agreement shall be resolved through the consultation of both parties.
This Agreement has two identical copies. Party A and B shall each hold one copy. The Agreement shall take effect with signatures and seals of both parties.

Party A: West LvBiao Village of LvBiao Town, Zhucheng city
/s/: Haiyun Wang (with Vilage Seal)
Party B: Zhucheng City Ziyang Ceramic Company, Ltd.
/s/: Lingbo Chi (with Corporate Seal)

April 30, 2012